PART II AND III

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

Amendment No. 4

TIER 2 OFFERING

OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

IQSTEL INC.

(Exact name of registrant as specified in its charter)

Date: May 31, 2019

Nevada	4813	45-2808620
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

300 Aragon Avenue, Suite 375

Coral Gables, FL 33134

Phone: (954) 951-8191

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

The Corporate Place, Inc.

601 E. Charleston Blvd. Ste. 100

Las Vegas, NV 89104

Phone: (877) 786-8500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

PRELIMINARY OFFERING CIRCULAR DATED March 26, 2019

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

IQSTEL INC.

2,450,000 SHARES OF COMMON STOCK

$0.001 PAR VALUE PER SHARE

In this public offering we, “IQSTEL Inc.” are offering 2,000,000 shares of our common stock and our selling shareholder is offering 450,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold.

Resale shares may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time by the selling shareholders. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this offering. There is no minimum number of shares required to be purchased by each investor.

All of the shares being registered for sale by the Company will be sold at a fixed price of $6.00 per share for the duration of the offering. Assuming all of the 2,000,000 shares being offered by the Company are sold, the Company will receive $12,000,000 in gross proceeds. Assuming 1,500,000 shares (75%) being offered by the Company are sold, the Company will receive $9,000,000 in gross proceeds. Assuming 1,000,000 shares (50%) being offered by the Company are sold, the Company will receive $6,000,000 in gross proceeds. Assuming 500,000 shares (25%) being offered by the Company are sold, the Company will receive $3,000,000 in gross proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company. There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to us following deposit into the Company’s bank account. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this offering will successfully raise enough funds to institute our company’s business plan.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

SHARES OFFERED	PRICE TO	SELLING AGENT		PROCEEDS TO
BY COMPANY	PUBLIC	COMMISSIONS		THE COMPANY(1)
Per Share	$6.00	$	Not Applicable	$6.00
Minimum Purchase	None		Not applicable	Not applicable
Total (2,000,000 shares)	$12,000,000	$	Not Applicable	$12,000,000

(1)Does not include expenses of the offering, estimated to be $50,000 including legal, accounting and other costs of registration. See “Use of Proceeds” and “Plan of Distribution.”

SHARES OFFERED SELLING SHAREHOLDERS	PRICE TO PUBLIC	SELLING AGENT COMMISSIONS	PROCEEDS TO THE SELLING SHAREHOLDERS
Per Share	$6.00	Not applicable	$6.00
Minimum Purchase	None	Not applicable	Not applicable
Total (450,000 shares)	$2,700,000	Not applicable	$2,700,000

If all the shares are not sold in the company’s offering, there is the possibility that the amount raised may be minimal and might not even cover the costs of the offering, which the Company estimates at $50,000. The proceeds from the sale of the securities will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the offering circular. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the Company.

Our Common Stock trades in the OTCMarket Pink Open Market under the symbol IQST. There is currently no active trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 11.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

You should rely only on the information contained in this offering circular and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this offering circular. If anyone provides you with different information, you should not rely on it.

The date of this offering circular is May 30, 2019

The following table of contents has been designed to help you find important information contained in this offering circular. We encourage you to read the entire offering circular.

You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PART - II

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this Offering Circular. Unless otherwise stated, all references to “us,” “our,” “we,” the “Company” and similar designations refer to IQSTEL Inc.

This offering circular, and any supplement to this offering circular include “forward-looking statements”. To the extent that the information presented in this offering circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this offering circular.

This summary only highlights selected information contained in greater detail elsewhere in this offering circular. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire offering circular, including “Risk Factors” beginning on Page 11, and the financial statements, before making an investment decision.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

The Company

We are a technology company offering a wide array of services to the telecommunications and internet industry. We currently offer, through our wholly owned subsidiary, Etelix.com USA LLC, international long-distance voice services for telecommunications operators (ILD Wholesale), and submarine fiber optic network capacity for Internet (4G and 5G).

Etelix.com USA LLC is based in the city of Miami, Florida; founded in 2008 and holder of an International Telecommunications Carrier 214-license issued by the Federal Telecommunications Commission (FCC).

In addition to pursuing the growth and development of the business of our subsidiary, Etelix.com USA LLC, we plan to expand our services to the retail market offering international long-distance voice communications to corporate, small business and individuals (ILD retail), supported in part on our current infrastructure.

We are also exploring opportunities in new business areas and markets, such as satellite communications; mobile services under the figure of a Mobile Virtual Network Operator (MVNO); Internet of Things (IoT) solutions and Data Centers. We expect that these new ventures will be developed either through mergers or acquisitions, or through strategic partnerships.

In addition, we are allocating resources to develop a Blockchain Payment Solution to facilitate the settlement of exchanged traffic among international carriers based on smart contracts.

Our principal place of business is located at 300 Aragon Avenue, Suite 375 Coral Gables, FL 33134. General information about us can be found at www.iqstel.com. The information contained on or connected to our website is not incorporated by reference into this Offering Circular on Form 1-A and should not be considered part of this or any other report filed with the SEC.

Risks Affecting Us

Our business will be subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this offering circular summary and elsewhere in this offering circular. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

•we are an early-stage company with a limited operating history which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;

•our inability to attract customers and increase sales to new and existing customers;

•failure of manufacturers and services providers to deliver products or provide services in a cost effective and timely manner;

•our failure to develop, find or market new products;

•our failure to promote and maintain a strong brand;

•failure to achieve or sustain profitability;

•risks associated with the telecommunications industry;

•our failure to successfully or cost-effectively manage our marketing efforts and channels;

•significant competition;

•the business risks of international operations;

•changing consumer preferences;

•adequate protection of confidential information;

•potential litigation from competitors and health related claims from customers;

•a limited market for our common stock;

The Offering

Securities being offered by the Company

2,000,000 shares of common stock, at a fixed price of $6.00 offered by us on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold, through our officers and directors. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders

450,000 shares of common stock, at a fixed price of $6.00 offered by selling stockholders in a resale offering. This fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share of $6.00 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	15,399,581 common shares are currently issued and outstanding

Number of shares of common stock outstanding after the offering of common stock	17,399,581 common shares will be issued and outstanding if we sell all of the shares we are offering herein.

The minimum number of shares to be sold in this offering	None.

Use of Proceeds	We intend to use the gross proceeds to us for working capital, for acquisitions, to retire debt and for other corporate purposes.

Termination of the Offering

This offering will terminate upon the earlier to occur of (i) 365 days after this Offering Statement becomes qualified with the Securities and Exchange Commission, or (ii) the date on which all 2,450,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $50,000.
Risk Factors:	See “Risk Factors” and the other information in this offering circular for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this offering circular. We have not authorized anyone to provide you with information different from that which is contained in this offering circular. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Results of Operations for the Years Ended December 31, 2018 and 2017

Net Revenue

Our net revenue for the year ended December 31, 2018 was $13,775,361 as compared with $7,514,855 for the year ended December 31, 2017. These numbers reflect an increase of 83.31% year over year primarily from the growth in traffic carried to higher revenue per minute destinations in Africa as a result of the straightening of our commercial position in the African market, which comes from the excellent commercial activities deployed by our office in Spain. One of our main strategic lines of actions for 2018 has been to strengthen the business relationship with our customers in Europe and leverage from there our growth in the African market, with half of the traffic terminated in Africa originating from Europe. The African market has contributed 68% of the revenue for the year ended December 31, 2018 compared with only 7% for the year ended December 31, 2017.

This new revenue stream form the African routes has been generated by an increase from 1% in year 2017 to 10% in year 2018 of the total traffic managed in our switches, confirming all our previous analysis regarding the potential contribution to the revenues the African market represents. There is still room to grow and we have enough capacity in our telecommunication infrastructure to accommodate more than twice the traffic we handle at the present time.

If net revenues continue growing at a similar rates for the next twelve months, we believe that the company will reach a total revenue of approximately $17 million by December 31, 2019.

Cost of Sales

Our total cost of sales for the year ended December 31, 2018 was $12,582,955 as compared with $6,896,806 for the year ended December 31, 2017. The increase results from a higher volume of minutes of African destinations, which rates are on average 9 times higher compared to the average rates of the rest of the World. This behavior in the costs shows a logical correlation with the behavior of the revenue commented above.

Gross Margin

Our gross margin, which is simply the difference between our revenues and our cost of sales, discussed above, increased from $618,049 in 2017 to $1,192,406 in 2018. The Gross Margin over Revenues increased from 8.22% to 8.66% from 2017 to 2018. This means that every minute sold has a better contribution to margin. This behavior is aligned by the expected positive contributions to the margin by the new traffic terminated in Africa.

To develop a new market and to be able to obtain from it the expected margins, it is necessary to advance along several stages. First, it is important to add some routes to the portfolio and capture a significant volume of traffic from the customers to those routes. Once a critical mass of traffic has been reached, the company is in a better position to negotiate with vendors the price conditions and payment terms. These are the two aspects that mainly determine the gross margins. During year 2018 we have increased the volume of traffic in the African destinations from 2.9 million in the previous year to 16.8 million. This fact is putting us in a better position to negotiate with our vendors to get from them the terms and conditions that will impact in a positive way the gross margins in every carried minute.

With this in mind, we expect an increase in the gross margin for the next twelve months as a result of having better termination costs.

Operating Expenses

Operating expenses for the year ended December 31, 2018 were $1,220,301, as compared with $692,053 for the year ended December 31, 2017. The detail by major category is reflected in the table below.

	Years Ended December 31
	2018	2017

Salaries, Wages and Benefits	$255,457	$332,210
Technology	184,152	145,081
Professional Fees	379,995	27,231
Legal & Regulatory	15,744	-
Trade Insurance	15,129	20,762
Travel & Events	14,937	30,027
Allowance for doubtful accounts	313,414	-
Depreciation and Amortization	20,350	52,302
Office, Facility and Other	21,123	84,440

Subtotal	1,220,301	692,053

Stock-based compensation	-	-
Lawsuit settlement	-	-

Total Operating Expense	$1,220,301	$692,053

The main reasons for the overall increase in operating expenses in 2018 were: (1) the Professional Fees composed by legal, accounting and other consulting services of $238,806 related to the merger of Etelix into iQSTEL, which is not a recurrent cost; (2) the allowance for doubtful accounts of $313,414, corresponding to accounts that have had little or no activity in the last 24 months. We estimate the amount will be significantly lower in future years due to additional controls already implemented within the commercial area and collection team; and (3) Technology expenses in the amount of $37,999 to increase bandwidth capacity in the international connections to be able allocate the increment in the traffic carried in our network.

The significant reduction in item Salaries, Wages and Benefit is due to a change in the Sales Commissions methodology which has resulted in a decrease in the commissions paid in 2018.

Office, Facility and Other experienced an important reduction from year 2017 to 2018, due to a significant reduction in the bank service charges related to all international transfer fees to less than half of the amount the Company was paying for this concept.

All other items were stable from one year to the other, which allows us to affirm that the cost structure of the company is under control and supervision.

Other Expenses

We had other expenses of $2,076,266 for the year ended December 31, 2018, as compared with other expenses of $281,702 for the year ended December 31, 2017. Our other expenses in 2018 were mainly related to changes in the fair value of derivative liabilities and interest expense, while our other expenses in 2017 were mainly related to interest expense. Fair value of derivative liabilities is connected to the convertible promissory notes issued by the company. It is the intention of the company to redeem these convertible promissory notes before theirs due date, so expenses on this regard will be limited to interests and redemption premium for an estimate amount of $325,000 total.

Net Loss

We finished the year ended December 31, 2018 with a loss of $2,104,161 as compared to a loss of $355,706 during the year ended December 31, 2017. The reasons for specific components are discussed above. Overall, these are the main concepts impacting the net result: (1) a loss in the change in fair value of derivative liabilities of $1,588,567; (2) the allowance for doubtful accounts of $313,414; (3) an increment in interest expenses of $219,407 year over year; and (4) legal, accounting and other consulting services of $238,806 related to the merger of Etelix into iQSTEL.

Liquidity and Capital Resources

As of December 31, 2018, we had total current assets of $2,105,947, compared with current liabilities of $3,897,914, resulting in a negative working capital of $1,791,967 and a current ratio of approximately 0.54 to 1. This compares with the working capital balance of $16,294 and the current ratio of 1.01 to 1 at December 31, 2017. This decrease in working capital is primarily the result of accounting derivative liabilities for the amount of $1,790,067.

Total liabilities are fully detailed in Notes 6 to 9 in the Notes to the Consolidated Financial Statements

Following is a table with summary data from the consolidated statement of cash flows for the year ended December 31, 2018 and 2017, as presented.

	2018	2017
Net cash used in operating activities	$(356,551)	$(267,827)
Net cash used in investing activities	(426)	-
Net cash provided in financing activities	338,281	273,208

Net decrease in cash and cash equivalents	$(18,696)	$5,381

Our operating activities used $356,551 in the year ended December 31, 2018, as compared with $267,827 used in operating activities in the year ended December 31, 2017. Our cash flow from operations varies depending on our operating results and the timing of operating cash receipts and payments, specifically trade accounts receivable and trade accounts payable. The main use in cash from operating activities is reflected in variation of the Accounts Receivable of $1,039,735 between the compared years; while the main source of cash in operating activities result from the Accounts Payable for $585,417.

Financing activities provided $338,281 for the year ended December 31, 2018, as compared with $273,208 provided for the year ended December 31, 2017.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through increased sales and debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

Off Balance Sheet Arrangements

As of December 31, 2018, there were no off-balance sheet arrangements.

Critical Accounting Policies

A “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Our accounting policies are discussed in detail in the footnotes to our financial statements included in this Annual Report on Form 10-K for the year ended December 31, 2018; however, we consider our critical accounting policies to be those related to allowance for doubtful accounts, valuation of assets and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. See the Consolidated Financial Statements in this Annual Report for a complete discussion of our significant accounting policies.

Recently Issued Accounting Pronouncements

We do not expect the adoption of these or other recently issued accounting pronouncements to have a significant impact on our results of operation, financial position or cash flow.

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risk Factors Related to the Business of the Company

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have limited cash as of December 31, 2018 of $4,570, and we have continually operated at a loss with an accumulated deficit of $2,667,388 as of December 31, 2018. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

 Our telecommunications line of business is highly sensitive to declining prices, which may adversely affect our revenues and margins.

The telecommunications industry is characterized by intense price competition, which has resulted in declines in both our average per-minute price realizations and our average per-minute termination costs.

A reduction of our prices to compete with any other offers in the market will not always guarantee and increase in the traffic, which may result in a reduction of revenue. If these trends in pricing continue or accelerate, it could have a material adverse effect on the revenues generated by our telecommunications businesses and/or our gross margins.

The continued growth of Over-The-Top calling and messaging services, such as WhatsApp, Skype and Viber has adversely affected the use of traditional phone communications. We expect this IP-based services which offer voice communications for free to continue to increase, which may result in increased substitution on our service offerings.

The termination of our carrier agreements or our inability to enter into new carrier agreements in the future could materially and adversely affect our ability to compete, which could reduce our revenues and profits.

We rely upon our carrier agreements in order to provide our telecommunications services to our customers. These carrier agreements are in most cases for finite terms and, therefore, there can be no guarantee that these agreements will be renewed at all or on favorable terms to us. Our ability to compete would be adversely affected if our carrier agreements were terminated or we were unable to enter into carrier agreements in the future to provide our telecommunications services to our customers, which could result in a reduction of our revenues and profits.

Our customers, could experience financial difficulties, which could adversely affect our revenues and profitability if we experience difficulties in collecting our receivables.

As a provider of international long-distance services, we depend upon sales of transmission and termination of traffic to other long distance providers and the collection of receivables from these customers. The wholesale telecommunications market continues to feature many smaller, less financially stable companies. If weakness in the telecommunications industry or the global economy reduces our ability to collect our accounts receivable from our major customers our profitability may be substantially reduced. While our most significant customers, from a revenue perspective, vary from quarter to quarter, our seven largest customers (4.75% of our total customer base) collectively accounted for 71% of total consolidated revenues in fiscal year 2017. This concentration of revenues increases our exposure to non-payment by our larger customers, and we may experience significant write-offs if any of our large customers fail to pay their outstanding balances, which could adversely affect our revenues and profitability.

Natural disasters, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security may cause equipment failures or disrupt our operations.

Our inability to operate our telecommunications networks because of such events, even for a limited period of time, may result in loss of revenue, significant expenses, which could have a material adverse effect on our results of operations and financial condition.

We could be harmed by network disruptions, security breaches, or other significant disruptions or failures of our IT infrastructure and related systems. To be successful, we need to continue to have available a high capacity, reliable and secure network for our and our customers’ use. As any other company, we face the risk of a security breach, whether through cyber-attacks, malware, computer viruses, sabotage, or other significant disruption of our IT infrastructure and related systems. There is a risk of a security breach or disruption of the systems we operate, including possible unauthorized access to our proprietary or classified information. We are also subject to breaches of our network resulting in unauthorized utilization of our services, which subject us to the costs of providing those services, which are likely not recoverable. The secure maintenance and transmission of our information is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information may be compromised by a malicious third-party penetration of our network security, or impacted by advertent or inadvertent actions or inactions by our employees, or those of a third party service provider or business partner. As a result, our or our customers’ information may be lost, disclosed, accessed or taken without the customers’ consent, or our services may be used without payment.

Although we make significant efforts to maintain the security and integrity of these types of information and systems, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging, especially in light of the growing sophistication of cyber-attacks and intrusions. We may be unable to anticipate all potential types of attacks or intrusions or to implement adequate security barriers or other preventative measures. Certain of our business units have been the subject of attempted and successful cyber-attacks in the past. We have researched the situations and do not believe any material internal or customer information has been compromised.

We operate a global business that exposes us to currency, economic and regulatory.

Our revenue comes primarily from sales outside the U.S. and our growth strategy is largely focused on emerging markets. Our success delivering solutions and competing in international markets is subject to our ability to manage various risks and difficulties, including, but not limited to:

•our ability to effectively staff, provide technical support and manage operations in multiple countries;

•fluctuations in currency exchange rates;

•timely collecting of accounts receivable from customers located outside of the U.S.;

•trade restrictions, political instability, disruptions in financial markets, and deterioration of economic conditions;

•compliance with the U.S. Foreign Corrupt Practices Act, and other anti-bribery laws and regulations;

•variations and changes in laws applicable to our operations in different jurisdictions, including enforceability of intellectual property and contract rights; and

•compliance with export regulations, tariffs and other regulatory barriers.

Tax Risks

We are subject to tax and regulatory audits which could result in the imposition of liabilities that may or may not have been reserved. We are subject to audits by taxing and regulatory authorities with respect to certain of our income and operations. These audits can cover periods for several years prior to the date the audit is undertaken and could result in the imposition of liabilities, interest and penalties if our positions are not accepted by the auditing entity.

We may be unable to achieve some, all or any of the benefits that we expect to achieve from our plan to expand our operations.

In the future we may require additional financing for capital requirements and growth initiatives. Accordingly, we will depend on our ability to generate cash flows from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable. If additional financing is not available when required or is not available on acceptable terms, we may be unable to operate our business as planned or at all, fund our expansion, successfully promote our business, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations

Risks Related to the Offering and the Market for our Stock

Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular.

There is no minimum offering amount. If we do not raise the maximum proceeds, funds raised may not be sufficient to complete all plans of the Company as set forth in “Use of Proceeds” in this Offering Circular, which could inhibit our ability to commence to generate revenue.

We have the right to issue additional common stock and preferred stock without consent of stockholders. This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock and/or the conversion of existing outstanding preferred stock into common stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors. Our certificate of incorporation has authorized issuance of up to 8,500,000 shares of preferred stock in the discretion of our Board. The shares of authorized but unissued preferred stock may be issued upon Board of Directors approval; no further stockholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Nevada law and certain anti-takeover provisions of our corporate documents could entrench our management or delay or prevent a third party from acquiring us or a change in control even if it would benefit our shareholders.

Certain provisions of Nevada law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Nevada law set forth below does not purport to be complete and is qualified in its entirety by reference to Nevada law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Under Nevada law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i)The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)The economy of the state and nation;

(iii)The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)Any other factors relevant to promoting or preserving public or community interests.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Investors in this offering will experience immediate and substantial dilution.

If all of the shares offered hereby are sold, investors in this offering will own 11.49% of the then outstanding shares of common stock, but will have paid 100% of the total consideration for our outstanding shares, resulting in a dilution of $5.3094 per share. See “Dilution.”

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “IQST” on the OTCPink operated by OTC Markets Group, Inc., an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control.

Our stock price is subject to a number of factors, including:

•Technological innovations or new products and services by us or our competitors;

•Government regulation of our products and services;

•The establishment of partnerships with other telecom companies;

•Intellectual property disputes;

•Additions or departures of key personnel;

•Sales of our common stock;

•Our ability to integrate operations, technology, products and services;

•Our ability to execute our business plan;

•Operating results below or exceeding expectations;

•Whether we achieve profits or not;

•Loss or addition of any strategic relationship;

•Industry developments;

•Economic and other external factors; and

•Period-to-period fluctuations in our financial results.

Our stock price may fluctuate widely as a result of any of the above. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not yet have an audit committee and our Board of Directors has little technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel and Accounting firm to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

We are no longer an “emerging growth company” and therefore no longer eligible for reduced reporting requirements applicable to emerging growth companies.

It has been five years since our first registered sale of common stock in 2012, so we are no longer eligible for the reduced disclosure requirements applicable to “emerging growth companies.”

Emerging growth companies may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We are also a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure, are exempt from the auditor attestation requirements of Section 404, and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, supplemental financial information or risk factors.

Since we are no longer eligible for emerging growth company status, we will be subject to the reporting obligations of a smaller reporting company and, if we continue grow, we may be subject to increased reporting requirements applicable to accelerated filers, which are more onerous than those applicable to smaller reporting companies.

FORWARD LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this offering circular.

DESCRIPTION OF BUSINESS

Company Description

iQSTEL Inc. (the “Company”) (OTC Pink: IQST) is a technology company offering a wide array of services to the telecom and Internet industry. iQSTEL, through its wholly-owned subsidiary, Etelix.com USA, LLC (Etelix), offers international long-distance voice services for Tier-1 worldwide telco carriers (ILD Wholesale) and submarine fiber optic network capacity for data carriers and internet service providers both land-based and mobile (4G and 5G).

Etelix.com USA LLC is a wholly owned subsidiary of iQSTEL, based in the city of Miami, Florida; funded in 2008 and holder of an International Telecommunications Carrier 214-license issued by the Federal Telecommunications Commission (FCC).

The company operates two websites, www.iQSTEL,com and www.etelix.com. The information contained on our websites is not incorporated by reference into this annual report, and such information should not be considered to be part of this annual report.

History

iQSTEL, formerly known as PureSnax International, Inc., was incorporated under the laws of the State of Nevada on June 24, 2011. PureSnax was previously a wellness brand focused on bringing healthy snacks and foods to consumers. On March 8, 2017, PureSnax exited a previous License Agreement with a Canadian snack food Licensor. From March of 2017 until its recent acquisition of Etelix.com USA, LLC, PureSnax was working to develop its own brand and its own products for manufacture, distribution, sales and marketing of various products within the health foods and snacks industry and to pursue related business opportunities. PureSnax acquired Etelix.com USA, LLC on June 25, 2018, as disclosed in the 8-K the company filed on June 28, 2018 with the Securities and Exchange Commission.

In August 30, 2018, PureSnax changed its name to “iQSTEL Inc.” and received a new CUSIP number: 46265G107, as well as a new trading symbol “IQST” in order to better resemble its new name. iQSTEL also changed the Standard Industrial Classification (SIC Code) to 4813, Telephone Communications, Except Radiotelephone.

PureSnax

PureSnax International Inc. was a wellness brand focused on bringing healthy snacks and foods to consumers. PureSnax planned to offer a wide assortment of sugar free, vegan, peanut free, Kosher, low fat, low sodium and Non-GMO certified products. With new nutritional standards being rolled out through schools in the United States, PureSnax believed to have been poised to capitalize on this new regulation by offering good-for-you, functional foods and snacks that met these new regulatory standards. Product categories include marshmallow squares (Vegan-made and Gelatin free), protein bars, mints, gums and various condiments as well as offering Xylitol, a natural, diabetic-friendly, sweetener.

PureSnax intended to distribute delicious tasting, healthy snack foods meeting the highest of standards and compliance for the US consumers with plans to evolve into an international audience. With a socially responsible mandate supported by education and driven by integrity and sincerity, PureSnax planned to provide people with healthier snack and food choices by utilizing wholesome, natural, high quality ingredients that promote a healthier lifestyles. PureSnax chose to specialize in the development, sourcing, branding and distribution of high quality, healthy food and snack products. It was management’s vision to brand PureSnax International as one of the trusted names in the health food and snack industry.

With major illnesses, such as diabetes, obesity, cancer, and heart disease on the rise, people are looking for ways to minimize the risks of developing these diseases. People are starting to read and understand labels, looking for healthier choices. PureSnax believed that the demand for healthier products is driving a fundamental change in the food and snack markets. PureSnax believed the demand would provide enormous opportunities for PureSnax International to position itself in the healthy food and snack industry.

After exiting a previous License Agreement with a Canadian snack food Licensor, and until its recent acquisition of Etelix.com USA, LLC, Puresnax was working to develop its own brand and its own products for manufacture, distribution, sales and marketing of various products within the health foods and snacks industry and to pursue related business opportunities. PureSnax was working to become pioneers in a dynamic and growing segment of the industry where management believed future demand would be. PureSnax believed that the snack products developed must not only meet healthy product guidelines but also taste good. Its Marshmallow Squares are sugar-free, Gluten-free, vegan, low-salt. kosher, nut free and taste great. PureSnax reported that it was developing and was constantly continuing to work on other recipes for healthier products that meet the highest standards of quality.

During this new product developing stage, the opportunity to acquire Etelix.com USA, LLC, was presented to management and the board of directors of Puresnax International. After certain phone meetings with representatives of management and business plan presentations, management believed that, even though this acquisition represented a departure from the PureSnax’s business plan and core expertise, it was a better opportunity to create shareholder value, not just in the immediate but in the mid and long term than its current business. It was this thought process that Puresnax decided to enter the telecom industry and thus become a Telecommunications Service company. PureSnax acquired Etelix.com USA, LLC on June 25, 2018, and thus in that moment the company left the healthy snacks and foods business to focus on Telecommunications Business.

Recent Transaction with Etelix.com USA LLC

On June 25, 2018, PureSnax entered into a Membership Interest Purchase Agreement with Etelix.com USA, LLC, a privately held limited liability company incorporated under the laws of Florida (“Etelix”), and the members of Etelix. As a result of the transaction, Etelix became a wholly-owned subsidiary of the company. In accordance with the terms of the Purchase Agreement, at the closing an aggregate of 13,751,875 shares of the PureSnax’s common stock were issued to the holders of Etelix in exchange for their membership interests of Etelix.

Further and as a result of the Purchase Agreement, as set forth in more detail below, the previous officers and directors of PureSnax resigned and certain principals of Etelix have been appointed as officers and directors of the PureSnax.

PureSnax entered into certain ancillary agreements noted in the Purchase Agreement, consisting of three Conversion Agreements PureSnax executed with Carmen Cabell, Patrick Gosselin and Mark Engler. These Conversion Agreements converted a portion of the Series A Preferred Stock held by these shareholders into shares of the PureSnax’s common stock, and canceled the balance of the Series A Preferred Stock held by these shareholders. Following the execution of the Conversion Agreements, Mr. Gosselin owned 250,032 shares of common stock and no shares of preferred stock in PureSnax; Mr. Cabell owned 250,080 shares of common stock and no shares of preferred stock in PureSnax; and Mr. Engler owned 250,032 shares of common stock and no shares of preferred stock in PureSnax.

In addition, PureSnax entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the PureSnax’s Board of Directors with an annual salary of $54,000; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $54,000; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $30,000. The Employment Agreements have a term of 36 months, are renewable automatically for 24 month periods, unless PureSnax gives written notice at least 90 days prior to termination of the initial 36 month term. PureSnax shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, PureSnax shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years.

As a result of their new Employment Agreements with PureSnax, Messrs. Iglesias, Silva and Quintana waived all rights to their existing employment agreements in Etelix.

Reference is made to a certain Transaction Agreement dated April 10, 2017, between Metrospaces, Inc., a Delaware corporation, and Leandro Jose Iglesias in representation of the shareholders of Etelix.com USA LLC. Certain provisions from the Transaction Agreement, which all parties agree has been terminated, were made part of the Purchase Agreement, as follows:

•Under the Transaction Agreement, Metrospaces, Inc. agreed to pay Mr. Iglesias $2,040,000 USD in a combination of cash and stock for its 51% ownership interest in Etelix.com USA LLC. Of that amount, Metrospaces, Inc. has paid Mr. Iglesias $180,000 USD to date. The remaining amount of $1,860,000 USD will be payable by Metrospaces, Inc. to Mr. Iglesias in the form of a stock purchase agreement for $150,000 USD worth of stock in Metrospaces, Inc. and the balance in the form of a convertible promissory note in favor of Mr. Iglesias in the amount of $1,710,000 USD secured by a pledge of shares of common stock in the Company that Metrospaces, Inc. shall receive in connection with the Purchase Agreement; and

•Mr. Iglesias agrees to reinvest into Puresnax a total of $520,000 USD within a reasonable period of time, but no later than 30 days, upon receipt from Metrospaces, Inc. the payment of $1,710,000 USD under the convertible promissory note described above.

iQSTEL Business Plan

iQSTEL, in addition to collaborating with the growth and development of the business of its subsidiary Etelix.com LLC., is planning to expand its services to the retail market offering International Long-Distance voice communications to Corporate, Small Business and Individuals (ILD retail), supported in part on its current infrastructure.

iQSTEL is also exploring plans to enter in new business areas and markets, such as Satellite Communications; Mobile Services under the figure of a Mobile Virtual Network Operator (MVNO); Internet of Things (IoT) solutions and Data Centers. These new ventures are expected to be developed either through mergers or acquisitions, or through strategic partnerships.

iQSTEL is already allocating resources to develop a Blockchain Payment Solution to facilitate the settlement of exchanged traffic among international carriers based on smart contracts.

As a result of the purchase of Etelix, iQSTEL intends to carry on the business of Etelix as its primary line of business. iQSTEL has relocated its principal executive offices to Coral Gables, FL.

Etelix.com USA, LLC

Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America and Europe.

Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G).

Description of Etelix’s Facilities

Etelix operates from four facilities in connection with its business. Our principal executive offices are located at 300 Aragon Avenue, Suite 375 Coral Gables, FL 31334 of shared use with our resident agent for a monthly fee of $274.

Etelix has rented a facility comprised of approximately 700 square feet office space located at 18650 NE 28th Ct. in Aventura, Florida. This office serves as Etelix’s commercial office. The rent per month is $1,200.

Additionally, Etelix has rented another facility comprised of approximately 875 square feet office space located at Avenida de Buenos Aires, 5-6 piso 1, 1-B, in La Coruna, Spain. This office serves as Etelix’s main sales office. The rent per month is $700.

Lastly, Etelix has rented a third facility comprised of approximately 2500 square feet office space located at 199 E. Flagler Street, Suite 655 in Miami, Florida. This facility adapts to current needs and it is the location where all of Etelix’s telecommunications equipment is located. The facility stores the equipment, provides broadband and constant electricity and other utilities needed to properly run the equipment. This facility also offers onsite personnel support for necessary downtime or the rebooting of systems. The rent per month is $5,500.

These facilities are suitable for Etelix’s business as International Long-Distance Telecommunications (ILD Wholesale) Operator.

Description of Etelix’s Equipment

The below is a description of the equipment Etelix uses in its business

Description	Date in Service	Acquisition Cost in US$
Telecommunication Equipment	2/31/13	157,184
Computer Equipment	12/31/13	5,728
Equipment (Telecom)	1/01/14	32,735
Equipment/Software	2/01/15	33,500
Telecommunication Equipment	1/01/16	6,113
Software Telecommunication	6/01/15	5,000
Equipment (Servers)	12/31/17	5,000
Telecommunication Software	12/31/13	387,603
Telecommunication Software	02/01/14	13,300

Etelix as International Long-Distance voice services (ILD Wholesale) Operator

Etelix provides International Long-Distance voice termination in the ILD Wholesale market through over 200 interconnections with telecommunication carriers, PSTNs, PTTs, Mobile Operators, Mobile Virtual Network Operators (MVNOs), Long Distance Operators and Long Distance Wholesale Carriers; supplying international connectivity and international call transit among all countries of the world.

Etelix is interconnected to the most important players in the industry, among which it is worth mentioning the following: Verizon, KDDI, PCCW, Hutchinson, Flow Jamaica (Cable and Wireless Caribbean), Cable and Wireless Panama, Millicom (TIGO), Telefonica de España (Movistar), Telecom Italia (TIM), Portugal Telecom (MEU), Optimus (NOS), Belgacom (BICS), Deutsche Telekom, Vodafone India, Airtel, Reliance, Viettel, TATA Communications, iBasis, Orbitel, Entel, China Telecom, among many others.

The company provides 24x7 network monitoring through two Network Operation Centers (NOCs), one located in America and another one in Europe, with bilingual staff (English- Spanish). All network platforms (switches, billing platform, router engines, session border controllers, Data Base servers, ERP platform) are located in Miami Downtown, FL, and are accessed remotely from all employees around the world using a secure data connection.

The Industry ILD Wholesale

The International Long-Distance traffic market size is estimated at $13 Billion in annual revenue, with 552 Billion Minutes exchanged yearly (Note 1) (Note 2). It is estimated that Wholesale Carriers have a 68% total market share, carrying over 375 Billion Minutes per year (Note 1). The number of minutes carried by wholesale carriers has been increasing during the last few years mostly due to retail service providers, such as mobile operators, calling-card providers, and new VoIP-based market entrants, relying heavily on wholesale carriers to transport and terminate their customers’ international calls.

Since the year 2013 the market of traditional international long distance calls has been reducing its size in about 2-3% per year (Note 1) (Note 3). This recent decline comes to the hands of over-the-top (OTT) communication and app services. Consumers can choose from a broad range of smartphone based communications apps, including WhatsApp, Facebook Messenger, WeChat, Viber, and Apple’s Facetime, among others.

However, the market is not experiencing a total migration of users to the new communication solutions; since the numbers reveal that the existence of these new services has increased the total number of international calls. In fact, it is estimated that today OTT applications account for a volume slightly higher than 550 million minutes per year on cross-border communications (Note 1). Which means that the market has doubled its total numbers to the existing ones before the appearance of these new solutions.

While average prices have been declining globally, rates to a few destinations particularly mobile in some emerging market countries remain high, strengthening wholesale revenues. A route-by-route comparison of international traffic with international wholesale revenues reveals destinations for which wholesale revenues are disproportionately high. For example, the France to Tunisia route accounts for 1.5% of revenues, but only 0.25% of volume. Similarly, The United States to Cuba route accounts for close to 2.6% of revenues while making up around 0.15% of volume. Africa accounted for approximately 10% of wholesale traffic, but 33% of wholesale revenues (Note 1).

Note 1: source Telegeography a Telecommunications market research and consulting firm (www.telegeography.com), year 2017

Note 2: source International Telecommunications Union (www.itu.int). Key 2005-2017 ICT Data

Note 3: source Hot Telecom a Telecom Research and Consulting firm (www.hottelecom.com), The Future of International carrier report 2017.

ILD Wholesale Competitors

The wholesale industry is full of companies of all sizes and with many different business strategies and focus. We can classify the market in three segments:

Operators: in this segment are allocated the telecom companies with global presence like Verizon, Telefonica of Spain (Movistar), Telecom Italia Mobile (TIM), Vodafone, Orange, British Telecom, Telia, Deutsche Telekom, among few others. These companies are the most important traffic generators. These are the companies that account for most end users (individuals, small and home business, as well as, big corporations). Their main business is not international voice traffic, therefore their wholesale divisions are small business units in their structure. They hold the strongest position in the market, since they own the traffic and the most extended networks, but they do not really complete in the wholesale business, on the contrary, they are the potential customers that all wholesale carries want to be interconnected with.

Big Carriers: here are companies like TATA, iBasis, IDT, BTS, BICS (Belgacom). These are companies with global operations. Their only focus in on the wholesale industry and have no retail business at all or the offer on the retail segment is very limited. These companies have been expanding their commercial offerings including solutions for international roaming, international peering, SMS hubbing. They continue competing in the carrier business, but year after year, the contribution of the carrier business to their revenues is being lower; prioritizing the new business areas.

Medium and Small Carriers: this is the segment where Etelix is. This is the segment where we find the most amount of companies. The majority of these companies have a limited offer in terms of routes and capacity. Most of them work in two or three geographical markets (America and Asia; or Africa and Asia; Europe and America), but not all of them offer global coverage. In this segment we can find companies, like us, with a business strategy focused on becoming carriers with a real global offering, with termination capacity in all countries and commercial presence in every geographical market (America, Europe, Asia, Middle East and Africa).

Etelix is very well positioned to compete in the Medium and Small Carriers market segment. The Company is fully interconnected with dozens of Operators that have commercial presence in more than one geographical markets, thus allowing Etelix to offer a truly international and global voice service. Etelix business strategy is benchmarked against the Top 10 Big Carries in order to allow Etelix to grow into this top 10 carriers in next few years.

Etelix ILD Wholesale Business Plan

Etelix’s current market share is less than 0.1%; consequently, Etelix has space to grow to several times its current size. With a methodical execution of its business plan and an adequate level of capitalization, the company believes that Etelix can maintain a steady growth rate (>45% year over year) well beyond 2018.

Etelix has outlined a business plan based on the following lines of actions:

•Strengthen the commercial position in Latin America where the company has developed deep commercial and personal relationships since its inception. Latin America, including the Caribbean region, concentrates 28% (*) of the termination traffic in the industry. For that reason, the company plans to continue working on keeping a strong presence in the region.

•Deepen market presence in Asia and Africa: These are new markets for the company. Africa is currently the market with the highest contribution to operating margins and Asia concentrates one third of the termination traffic in the industry. In 2016 the Company established a new office in Europe (La Coruña, Spain) making this the first move in our strategy to penetrate these two new markets. Estimations show that 56% (Note 4) of the traffic terminating in Africa is originated from customers in Europe, so establishing a commercial point of presence in Europe is designed to put the company closer to the customer traffic.

•The new office in Spain is also believed to strengthen the development of the Asian market, since 37% (Note 4) of the traffic that terminates in that region is originated in Europe while 62% (Note 4) is originated from America where company already has a strong presence.

•Continue working on establishing global recognition to facilitate new markets presence.

•Develop new products associated with the wholesale business.

•Strengthen commercial relations with the main international traffic generators.

Note 4: source International Telecommunications Union (www.itu.int) Key 2005-2017 ICT Data

Etelix as Submarine Fiber Optic Network capacity provider for 4G and 5G

An important milestone in the evolution of Etelix was in 2013, when the company was part of a consortium of major carriers for the upgrade of the Maya-1 submarine cable systems that runs from Hollywood, Florida to the city of Tolu in Colombia. This consortium was led by Orange Telecom and Orbitel, where Etelix participated with 10 Gbps of capacity. The bulk of this contract was sold to Millicom (Tigo Costa Rica). This capacity considerably enhanced Tigo’s ability to deploy world-class 4G services to its customers in Costa Rica.

The growing demand for internet connections in 4G and 5G in Latin America opened the need to increase the connectivity between Latin America and the USA, which is where most of the internet content that users are looking for in Latin America is. This is the reason that Etelix will focus on finding business opportunities to acquire capacity in submarine cables in the region, participating as an Internet provider for 4G and 5G networks deployments in Latin America.

Etelix Operational and Commercial Highlights from January 2018 to December 2018

With the entrance to new technologies as over-the-top (OTT) communication and app services. Consumers can choose from a broad range of smartphone based communications apps, including WhatsApp, Facebook Messenger, WeChat, Viber, and Apple’s Facetime, among others, the variety and quality of services of telecommunications companies have increased and profit margins have decreased, therefore, telecommunications companies have been forced in all areas to innovate in their products and how to do business and adapt their organizations creating better and more efficient tools to maintain organizational flexibility and serve to their customers.

In the particular case of Etelix we have not been oblivious to the reality of the market and that has forced us to reorganize operationally and commercially to respond more efficiently to the needs of our customers, optimizing our costs, striving for the implementation of modern management tools and obviously innovating in the development of new products; search for new clients and ways of doing business. On that regards we want to highlight the following:

i. Evolution in Management Tools:

a)Implementation of the most up-to-date version of the traffic quality monitoring system Arptel, which has allowed us to be more efficient in the quality monitoring of our clients' services.

b)Definition of internal needs, evaluation of existing tools in the market and selection of a telecommunication voice exchange platform for the management of company's business, which is expected to be implemented in the first half of 2019. The implementation of this new state-of-the-art platform will allow us to integrate most of our technical, commercial, accounting and financial activities, responding in a more efficient and effective way to our clients and reducing in approx. 9% of the company's operating costs.

ii. Operational and Commercial Reorganization:

a)Restructuring of the operations team and network management in the sense of optimizing its size, guaranteeing first and foremost the provision of the service 24/7 365 days and providing the necessary backups to operate in case of any contingency.

b)Restructuring of the commercial management team in order to ensure faster customer service, adequate support in the pre-sales and after-sales processes, and reducing the communication problems due to time zone location to our customers located in America, and those located into the time zone in Europe, Africa or Asia.

c)Review of the variable compensation systems for the commercial team in such a way that the growth of the businesses is stimulated within the sales force.

iii. New products and customers and innovation in the way of doing business:

a)Review of the schemes to do business with our clients with a clear orientation to the minimization of the portfolio risk, reduction of the rotation times of accounts receivable and stabilization of the rotation times of accounts payable.

b)Development of new destinations for international long distance traffic in Africa and Asia such as Yemen, Eritrea, UAE, Ghana, Saudi Arabia among others.

c)Establishment of commercial relationships with important players in the telecommunications market, among which we highlight Vodafone India and Shenglitel,

d)Reactivation of business relationships with leading global telecommunications operators, among which we highlight the cases of Airtel, Reliance, China Telecom, Hutchinson, with whom business relationships were quite diminished.

e)Establishment of long distance voice products adjusted to operators that exclusively provide services to call centers.

As a result of the tasks mentioned above and the management developed by the entire Etelix team in 2018, we would like to highlight the following facts:

i)Growth of destinations and volumes of international voice traffic for companies specialized in providing call center services which allowed the growth of our services in countries such as Peru, USA, UK, Canada, China, Hong Kong, Singapore.

ii)Consolidation of Etelix as a leading player in the international voice transit markets in African destinations such as Eritrea and Madagascar, which were instrumental in growing the company's revenues in 2018.

iii)Reduction of almost 50% in the indicator related to billing losses and / or non-recovered portfolio.

iQSTEL Blockchain Payment Solution Project (Blockchain PSP)

iQSTEL plans to take advantage of the experience Etelix has in the Telecommunications business specifically in ILD Wholesale market to develop a payment platform for the International Long-Distance Telecommunications (ILD Wholesale) Operators through the use of “iQSTEL Token” for payments among Operators reducing the time and costs of payments, settlement and reconciliation for ILD Wholesale voice exchange services, thanks to the use of the Blockchain protocol on-line/real-time, using the iQSTEL Blockchain PSP.

In order to be part of the iQSTEL Blockchain PSP ecosystem the Operators need to have the iQSTEL Blockchain PSP installed in connection with its voice exchange switching system and iQSTEL Token wallet with positive balance. Only iQSTEL will process the exchange for the iQSTEL Tokens into US$ and/or Euros.

Estimated Benefits of iQSTEL Blockchain PSP:

•Reduction of credit risk, since all sales can be considered as “cash sales”.

•Reduction of losses due to bad debts, since the collection is in real time.

•Elimination of bank transfer fees, since they disappear with the use of iQSTEL Token.

•Elimination of all costs related to the use of trade insurance policies since they are no longer necessary. All sales are “cash sales” on-line/real-time.

•Reduction of losses due to disputes, since all sale will be cashed in real time. Potential disputes are detected very early in the settlement process.

Blockchain PSP Business Opportunity

The total revenue in the ILD Wholesale industry is approximately $13 Billion per year. Our own estimations indicate the industry is spending about 0.7% of revenue ($91 Million per year) on costs associated to bad debt collections, disputes, bank transfer fees, trade insurance policies, among other concepts. The company believes that iQSTEL strategy will be offering the Blockchain PSP providing huge savings, faster process, and secure exchange to the ILD Wholesale industry to get a participation of the $91 Million per year that the ILD Wholesale industry spends.

iQSTEL Blockchain knowledge

Management and current staff of the Company do not have all the necessary knowledge to develop the Blockchain PSP on their own. The identified business opportunity has been made based on the operational knowledge of the ILD business that Etelix has and based on conceptual knowledge of blockchain.

In this sense, for the development of this iQSTEL PSP Project, the Company will require the incorporation of tools, personnel and specific knowledge on blockchain applications; security, transfer and registration of digital assets in blockchain, and smart contracts, among other technical elements.

Initially a proof of concept will be developed in order to estimate the necessary time and total costs for the complete development of the project.

iQSTEL Blockchain PSP Risks

It is appropriate to emphasize that iQSTEL cannot assure the delivery of a Blockchain PSP project fully operational and also cannot assure that potential users of the Blockchain PSP will recognize its usefulness, will trust in it and adopt it.

Blockchain PSP Timing

iQSTEL plans to begin with the design of the Blockchain PSP by 2Q of 2019.

Regulations

Telecommunications services are subject to extensive government regulation in the United States. Any violations of the regulations may subject us to enforcement actions, including interest and penalties. The FCC has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services, including the use of local networks to originate or terminate such services

Regulation of Telecom by the Federal Communications Commission

Telecommunication license

Anyone seeking to conduct telecommunications business where the telecommunication services will transpire between the United States and an international destination must obtain a license from the Federal Communications Commission (FCC). This particular license is named a Section 214 license, after the section in the Communications Act of 1934.

Etelix.com USA, LLC was authorized by the Federal Communications Commission to provide facility-based services in accordance with section 63.18(e)(1) of the Commission’s rules; and also to provide resale services in accordance with section 63.18(e)(2) under license number ITC-214-20090625-00303.

Since Etelix has no other network infrastructure outside the United States, no other licenses are required to us to operate as an international carrier service provider.

Universal Service and Other Regulatory Fees and Charges

In 1997, the FCC issued an order, referred to as the Universal Service Order, which requires all telecommunications carriers providing interstate telecommunications services to contribute to universal service support programs administered by the FCC (known as the Universal Service Fund). These periodic contributions are currently assessed based on a percentage of each contributor’s interstate and international end user telecommunications revenues reported to the FCC. Etelix also contribute to several other regulatory funds and programs, most notably Telecommunications Relay Service and FCC Regulatory Fees (collectively, the Other Funds). Due to the manner in which these contributions are calculated, we cannot be assured that we fully recover from our customers all of our contributions.

In addition, based on the nature of our current business, we receive certain exemptions from federal Universal Service Fund contributions. Changes in our business could eliminate our ability to qualify for some or all of these exemptions. Changes in regulation may also have an impact on the availability of some or all of these exemptions. If even some of these exemptions become unavailable, they could materially increase our federal Universal Service Fund or Other Funds’ contributions and have a material adverse effect on the cost of our operations and, therefore, on our ability to continue to operate profitably, and to develop and grow our business. We cannot be certain of the stability of the contribution factors for the Other Funds. Significant increases in the contribution factor for the Other Funds in general and the Telecommunications Relay Service Fund in particular can impact our profitability. Whether these contribution factors will be stable in the future is unknown, but it is possible that we will be subject to significant increases.

USE OF PROCEEDS

We estimate that, at a per share price of $6.00, the net proceeds from the sale of the 2,000,000 shares in this offering will be approximately $11,950,000, after deducting the estimated offering expenses of approximately $50,000.

We intend to use the Net Proceeds of this Offering to in the development of iQSTEL business plan, and growing in the core business of the Company. iQSTEL plans to invests the funds of the offering to:

a)retire iQSTEL corporate debts and expenses.

b)infuse capital into its full owned subsidiary Etelix.com USA LLC, to support Etelix’s sales forecast for 2019.

c)$6,300,000 will be reserved for acquisitions of companies aligned to the areas and markets where the Company want to expand operations.

With the funds of this offering we plan to support the growth of Etelix our current main operative subsidiary. With funds, we estimate our operative subsidiary could reach 17 Million US$ in revenues per year (1 Million US$ Ebitda).

Further, product testing to support and confirm various product claims will be conducted. Accordingly, we expect to use the proceeds of the Maximum Offering as follows:

	Maximum Offering
	Amount	Percentage
iQSTEL Corporate	Each	Each
Expenses of the Offering (1)	$50,000	0.42%
iQSTEL Debts Dec 31, 2018	$200,000	1.67%
iQSTEL Budget Expenses 2019	$500,000	4.17%
Cleaning up convertibles notes 2018	$270,000	2.25%
Cleaning up convertible notes 2019	$830,000	6.92%
Marketing Program Reg A 2019	$1,800,000	15.00%
OTCQB or OTCQX 2019 Up-listing	$50,000	0.42%
iQSTEL Subsidiary – Etelix
Etelix Capital Injection	$2,000,000	16.67%
iQSTEL Funds for Acquisitions
Funds for Acquisition (s)	$6,300,000	52.50%
TOTAL FOR iQSTEL	$12,000,000	100.00%
Discount and Commission	-	-
TOTAL OF THE OFFERING	$12,000,000	100.00%

(1) Expenses of the offering, estimated to be $50,000.00 include legal and accounting costs of registration.

We expect to use the proceeds if we raise only 50% of the Maximum Offering, or $6,000,000 as follows:

	Reduced $6,000,000 Offering Proceeds

	Amount	Percentage
iQSTEL Corporate	Each	Each
Expenses of the Offering (1)	$50,000	0.83%
iQSTEL Debts Dec 31, 2018	$200,000	3.33%
iQSTEL Budget Expenses 2019	$500,000	8.33%
Cleaning up convertibles notes 2018	$270,000	4.50%
Cleaning up convertible notes 2019	$830,000	13.83%
Marketing Program Reg A 2019	$1,100,000	18.33%
OTCQB or OTCQX 2019 Up-listing	$50,000	0.83%
iQSTEL Subsidiary – Etelix
Etelix Capital Injection	$1,500,000	25.00%
iQSTEL Funds for Acquisitions
Funds for Acquisition (s)	$1,500,000	25.00%

TOTAL FOR iQSTEL	$6,000,000	100.00%
Discount and Commission	-	-
TOTAL OF THE 50% OFFERING	$6,000,000	100.00%

(1) Expenses of the offering, estimated to be $50,000.00 include legal and accounting costs of registration

We expect to use the proceeds if we raise only 25% of the Maximum Offering, or $3,000,000 as follows:

	Reduced $3,000,000 Offering Proceeds

iQSTEL CORPORATE AND SUBSIDIARIES	Amount	Percentage
iQSTEL Corporate	Each	Each
Expenses of the Offering (1)	$50,000	1.67%
iQSTEL Debts Dec 31, 2018	$200,000	6.67%
iQSTEL Budget Expenses 2019	$500,000	16.67%
Cleaning up convertibles notes 2018	$270,000	9.00%
Cleaning up convertible notes 2019	$350,000	11.67%
Marketing Program Reg A 2019	$580,000	19.33%
OTCQB or OTCQX 2019 Up-listing	$50,000	1.67%
iQSTEL Subsidiary – Etelix
Etelix Capital Injection	$1,000,000	33.33%
TOTAL FOR iQSTEL	$3,000,000	100.00%
Discount and Commission	$-	-
TOTAL OF THE 25% OFFERING	$3,000,000	100.00%

(1) Expenses of the offering, estimated to be $50,000.00 include legal and accounting costs of registration.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including negotiations with the other parties in the merge and acquisitions process of the target companies, the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering. Our net tangible book value as of May 27, 2019 was $ 15,399.58 or $ 0.001 per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after December 31, 2018 other than the sale of 2,000,000 shares in this offering at the initial public offering price of $6.00 per share less direct costs of the offering, our pro forma net tangible book value as of May 27, 2019 was $ 12,015,399.58 or $ 0.6906 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $ 0.6896 per share of capital stock to existing shareholders and an immediate dilution of $5.3094 per share of common stock to the new investors, or approximately 88.41% of the assumed initial public offering price of $6.00 per share. The following table illustrates this per share dilution:

		Maximum Offering
Initial price to public	$6.0000	$12,000,000.00
Net tangible book value as of May 27, 2019	$0.0010	$15,399.58
Increase in net tangible book value per share attributable to new investors	$0.6896	$12,000,000.00
As adjusted net tangible book value per share after this offering	$0.6906	$12,015,399.58
Dilution in net tangible book value per share to new investors	$5.3094

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on a maximum offering basis:

Maximum Offering:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing holders	15,399,581	88.51%	$15,399.58	0.1282%	$0.0010
New investors	2,000,000	11.49%	$1 12,000,000.00	99.8718%	$6.0000
Total	17,399,581	100.00%	$12,015,399.38	100.000%	$0.6906

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 450,000 shares of our common stock held by 1 (one) shareholder.

The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by each of the selling stockholder as of May 27, 2019 and the number of shares of common stock being offered by the selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholder obligated to sell any shares immediately upon effectiveness of this offering circular. All information with respect to share ownership has been furnished by the selling stockholder.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
Metrospaces Inc.(1)	6,136,848	450,000	5,686,848	32.68%
Total	6,136,848	450,000	5,686,848	32.68%

(1)Oscar Brito, our director, has voting and dispositive control over 50% of the shares of common stock held by Metrospaces Inc. Carlos Daniel Silva has voting and dispositive control over the remaining 50% of the shares.

PLAN OF DISTRIBUTION

This Offering Statement is part the Form 1-A that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Statement supplement that may add, update or change information contained in this Offering Statement. Any statement that we make in this Offering Statement will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Statement supplement.

We intend to sell the shares in the primary offering through the efforts of our officers, Leandro Iglesias and Alvaro Quintana Cardona. Messrs. Iglesias and Cardona will not receive any compensation for offering or selling the shares in our primary offering. We believe that Messrs. Iglesias and Cardona are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Messrs. Iglesias and Cardona:

•are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

•are not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or

•indirectly on transactions in securities; and

•are not an associated person of a broker or dealer; and

•meet the conditions of the following:

•primarily perform, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•were not brokers or dealers, or an associated persons of a broker or dealer, within the preceding 12 months; and

•did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

The Selling Shareholders may pledge all or a portion of their respective Selling Shareholder Shares owned as collateral for margin accounts or in loan transactions, and the Selling Shareholder Shares may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by any such Selling Shareholder, the pledge in such loan transaction would have the same rights of sale as the Selling Shareholders under this Offering Circular. The Selling Shareholders may also enter into exchange traded listed option transactions, which require the delivery of the Selling Shareholder Shares listed under this Offering Circular. The Selling Shareholders may also transfer the Selling Shareholder Shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as Selling Shareholders under this Offering Circular.

The Selling Shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person. We have instructed the Selling Shareholders that they may not purchase any of our securities while they are selling their respective Selling Shareholder Shares under this Offering Circular.

We will not pay for any expenses relating to the sale of Selling Shareholder Shares by the Selling Shareholders, except the expenses related to filing this Offering Circular.

Quotation

Our Common Stock is traded on the OTCMarkets.com Pink Sheet Open Market under the symbol “IQST.”

Pricing of the Offering

Prior to the offering, there has been a limited public market for our common shares. The initial public offering price was determined by the Company. The principal factors considered in determining the initial public offering price include:

•the information set forth in this Offering Statement and otherwise available;

•our history and prospects and the history of and prospects for the industry in which we compete;

•our past and present financial performance;

•our prospects for future earnings and the present state of our development;

•the general condition of the securities markets at the time of this offering;

•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

•You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

•You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

•You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

•You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

•You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

•You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

•You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

•You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Procedures for Subscribing

When you decide to subscribe for shares in this Offering, you should:

Go to www.iqstel.com home page, click on the “Invest Now” button and follow the procedures as described.

1.Electronically receive, review, execute and deliver to us a subscription agreement; and

2.Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 1A-4 to the Offering Statement of which this Offering Circular is part.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Statement.

The subscription agreement requires investors to indemnify the company and its officers and directors for any claim of brokerage commissions, finders’ fees or similar compensation, if the signatory to the subscription agreement does not have the legal authority to bind the investor and for the other representations and warranties made in Article II of the Subscription Agreement.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our shares of common stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Statement, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. We do not have any authorized preferred stock. As of May 27, 2019, there were 15,399,581 shares of our common stock issued and outstanding. Our shares are held by forty four (44) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have no warrants to purchase shares of our common stock.

Options

We have no options to purchase shares of our common stock.

Convertible Securities

We have convertible notes that allow for conversion of principal and interest into 1,386,405 shares of our Common Stock at a weighted average conversion price of $0.6016 as of May 27, 2019.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Listing of Common Stock

Our Common Stock is currently quoted on the OTC Pink under the trading symbol “IQST.”

Transfer Agent and Registrar

The transfer agent and registrar of our Common Stock is Pacific Stock Transfer, located at 173 Keith Street, Suite 3, Warrenton, Virginia 20186 telephone: (571) 485-9998.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Doney Law Firm, our independent legal counsel, has provided an opinion on the validity of our common stock.

Boyle CPA, LLC has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Boyle CPA, LLC has presented their report with respect to our audited financial statements. The report of Boyle CPA, LLC is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF FACILITIES

The disclosures concerning our properties are contained in the section titled “Description of Business” above and incorporated herein by reference.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following information sets forth the names, ages, and positions of our current directors and executive officers.

Name	Age	Positions and Offices Held
Leandro Iglesias	53	President, Chairman, Chief Executive Officer and Director
Oscar Brito	46	Director
Alvaro Quintana Cardona	47	Chief Operating Officer, Chief Financial Officer and Director
Juan Carlos Lopez Silva	50	Chief Commercial Officer

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Leandro Iglesias

Before founding Etelix in year 2008, where he has acted as President and CEO; Mr. Iglesias was the International Business Manager at CANTV/Movilnet (the Venezuelan biggest telecommunications services provider). He held this position between January 2003 and July 2008, while the company was under the control of Verizon. Previous to his position in Cantv/Movilnet Mr. Iglesias was Executive Vice President and responsible of the Latin America marketing division of American Internet Communications (August 1998 – December 2002). Leandro Iglesias has developed a carrier for more than 20 years in the telecommunications industry with a particular emphasis in the international long-distance traffic business, submarine cables, satellite communications and international roaming services. He is Electronic Engineer graduate from Universidad Simon Bolivar and graduated from the Management Program at IESA Business School. He also holds an MBA from Universidad Nororiental Gran Mariscal de Ayacucho.

Aside from that provided above, Mr. Iglesias does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Iglesias is qualified to serve on our Board of Directors because of his wealth of experience in the telecom industry.

Oscar Brito

Since 1997 Oscar Brito has been advising companies and investors on strategic investments and acquisitions. Since co-founding GBS Capital in 1997, he has been directly involved in over $500MM in capital raising and M&A in middle market tech and real estate deals. For the last 21 years, he has specialized in early and mid-stage Investment and M&A activity and real estate development activities. Currently he is acting as President, CFO and director of Metrospaces Inc. a NYC-based real estate developer focused in the US-luxury condo and apartment market. Previously he was Managing Director at GBS Capital Partner (1997-2015) and Advisor to the Board at Grooveshark (2010-2012). Mr. Brito holds a Law Degree from Universidad Catolica Andres Bello and an MBA Duke University – The Fuqua School of Business.

Aside from that provided above, Mr. Brito does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Brito is qualified to serve on our Board of Directors because of his business experience and fundraising experience.

Alvaro Quintana Cardona

Alvaro Quintana has developed a carrier of more than twenty years of experience in the telecommunication industry with particular focus on regulatory affairs, strategic planning, value added services and international interconnection agreements. Before joying Etelix in year 2013 as Chief Operation Officer and Chief Financial Officer, Mr. Quintana acted between June 2004 and May 2013 as Interconnection and Value-Added Services Manager at Digitel (a mobile service provider in Venezuela, formerly a Telecom Italia Mobile subsidiary). He holds a Bachelor Degree in Business Administration and a Specialist Degree in Economics, both from the Universidad Catolica Andres Bello. He also holds a Master in Telecommunications from the EOI Business School in Spain.

Aside from that provided above, Mr. Cardona does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Quintana is qualified to serve on our Board of Directors because of his wealth of experience in the telecom industry.

Juan Carlos Lopez Silva

Juan Carlos Lopez Silva is an Engineer graduated from Universidad de Los Andes, with a Master degree in Project Management from the Pontificia Universidad Javeriana; and MBA from EADA Business School; with more than 20 years of experience in project management, negotiation, business development and management on international companies. Previous to joining Etelix in August 2011 as Chief Commercial Officer, Juan Carlos was International Carrier Relations Manager at Colombia Telecomunicaciones S.A. Esp. a subsidiary of Telefonica of Spain, between September 2003 and June 2011.

Aside from that provided above, Mr. Silva does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Third Party Providers

Securities Legal Counsel:

The Doney Law Firm

4955 S. Durango Dr. Ste. 165 | Las Vegas, NV 89113

Office: (702) 982-5686

Scott@DoneyLawFirm.com

www.doneylawfirm.com

Accounting Firm:

PubCo Reporting Solutions, Inc.

O : 305-396-1415 (USA)

O : 778-819-6838 (CDN)

O : 844-396-1415 (Toll Free)

F : 305-503-9293

E : jason@pubcoreporting.com

www.pubcoreporting.com

Audit Firm:

Boyle CPA, LLC

361 Hopedale Drive SE

Bayville, NJ 08721

(732) 822-4427

rboyle@cpaboyle.com

www.cpaboyle.com

Transfer Agent:

Pacific Stock Transfer Company

6725 Via Austi Pkwy, Suite 300

Las Vegas, Nevada 89119

Phone - 702.361.3033 ext 102

Fax - 702.433.1979

Toll Free - 800.785.PSTC (7782)

Joslyn@pacificstocktransfer.com

www.pacificstocktransfer.com

Employees

iQSTEL, including Etelix.com LLC, has 18 employees.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1.Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2.Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5.Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

The Board of Directors reviews the independence of our directors on the basis of standards adopted by the NASDAQ Stock Market (“NASDAQ”). As a part of this review, the Board of Directors considers transactions and relationships between our company, on the one hand, and each director, members of the director’s immediate family, and other entities with which the director is affiliated, on the other hand. The purpose of such a review is to determine which, if any, of such transactions or relationships were inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Board of Directors has determined that none of our directors is an “independent director” within the meaning of applicable NASDAQ listing standards.

Committees of the Board

Our full board serves the functions that would normally be served by a separately-designated Audit Committee, Nominating Committee, and Compensation Committee. Further, we do not have an audit committee financial expert on the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us, no persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act during fiscal year ended June 30, 2018. Following the year end, all of the Form 3s were filed late for incoming management of Etelix.com USA LLC.

Code of Ethics

We do not have a code of ethics but we plan to adopt one this fiscal year.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended December 31, 2018 and 2017.

Name and principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)(2)	Total ($)
Patrick Gosselin Former President, CEO, Secretary and Director	2018 2017	- -	- -	- -	- -	- -	- -
Mark Engler CFO and Director	2018 2017	- -	- -	- -	- -	- -	- -
Leandro Iglesias President, CEO and Director	2018 2017	27,000 -	- -	- -	- -	- -	27,000 -
Alvaro Quintana Treasury, Secretary and Director	2018 2017	15,000 -	- -	- -	- -	- -	15,000 -
Oscar Brito Director	2018 2017	- -	- -	- -	- -	- -	- -
Juan Carlos López Chief Commercial Officer	2018 2017	27,000 -	- -	- -	- -	- -	27,000 -

Employment Agreements for New Management

The Company entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the Company’s Board of Directors with an annual salary of $168,000 plus the “additional compensation”; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $120,000 plus the “additional compensation”; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $144,000 plus the “additional compensation”.

Employees shall receive a bonus of 3% of the Company´s Net Income for services rendered under these employment agreements, and shall be paid under the 15 days after the 10-k file is completed.

The Employment Agreements have a term of 36 months, are renewable automatically for 24 month periods, unless the Company gives written notice at least 90 days prior to termination of the initial 36 month term or any of the subsequent 24 months term renewals. The Company shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, the Company shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years or two years in the case of renewals.

Option Grants

We have not granted any options or stock appreciation rights to our named executive officers or directors since inception. We do not have any stock option plans.

Compensation of Directors

None.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the board of directors or a committee performing similar functions. The board of directors as a whole participates in the consideration of executive officer and director compensation.

Board Committees and Director Independence

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

The Board does not have standing audit, compensation or nominating committees. The Board does not believe these committees are necessary based on the size of our company and the current levels of compensation to corporate officers. We will consider establishing audit, compensation and nominating committees at the appropriate time

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 27, 2019, certain information as to shares of our voting stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding voting stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of voting stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 300 Aragon Avenue, Suite 375, Coral Gables, FL 33134.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

	Common Stock
Name and Address of Beneficial Owner	Number of	Percent
	Shares Owned	of Class
	(1)	(2)
Leandro Iglesias	3,111,708	20.21%
Oscar Brito (3)	3,068,424	19.93%
Juan Carlos Lopez Silva	962,535	6.25%
Alvaro Quintana Cardona	962,535	6.25%
All Directors and Executive Officers as a Group (4 persons)	8,105,202	52.63%
5% Holders
Carlos Daniel Silva (4)	3,068,424	19.93%
Eduardo Cabrera	962,535	6.25%
240 East 39 Street, Apt 10G
New York, NY 10016
Mason Habib	756,278	4.91%
8007 Rockwell Vista
San Antonio, TX 78249
Metrospaces Inc.
888 Brickell Key Dr., Unit 1102
Miami, FL 33131	6,136,848	39.85%

(1)Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of voting stock listed as owned by that person or entity.

(2)Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. The percent of class is based on 15,399,581 voting shares as of May 27, 2019.

(3)Mr. Brito has beneficial ownership of 50% of Metrospaces Inc., which holds 6,136,848 shares of our common stock.

(4)Mr. Silva has beneficial ownership of 50% of Metrospaces Inc., which holds 6,136,848 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than described below or the transactions described under the heading “Executive Compensation” (or with respect to which such information is omitted in accordance with SEC regulations), there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

ADDITIONAL INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into their Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Leandro Iglesias - CEO at our executive offices. The telephone number is (954) 951-8191. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted, and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

FINANCIAL STATEMENTS AND EXHIBITS.

IQSTEL INC.

INDEX TO AUDITED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F1

Balance Sheets	F2

Statement of Operations	F3

Statement of Changes in Stockholders’ Deficit	F4

Statement of Cash Flows	F5

Notes to Financial Statements	F6

Boyle CPA, LLC

Certified Public Accountant & Consultant

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of iQSTEL Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of iQSTEL Inc.(the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 3 to the consolidated financial statements, the Company’s lack of cash and lack of an established source of revenues raises substantial doubt about its ability to continue as a going concern for one year from the issuance of these financial statements. Management’s plans are also described in Note 3. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor since 2017

Bayville, NJ

April 08, 2019

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665

iQSTEL INC

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017

ASSETS
Current Assets
Cash	$4,570	$23,266
Accounts receivable, net	1,825,854	1,099,533
Due from related parties	258,020	-
Prepaid and other current assets	17,503	132,576
Total Current Assets	2,105,947	1,255,375

Property and equipment, net	285,107	305,031
TOTAL ASSETS	$2,391,054	$1,560,406

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Bank overdraft	$82	$-
Accounts payable	1,390,048	748,542
Due to related parties	23,193	-
Loans payable - current portion	194,557	227,958
Convertible notes - net of discount of $158,696	63,205	-
Other current liabilities	436,762	262,581
Derivative liabilities	1,790,067	-
Total Current Liabilities	3,897,914	1,239,081

Long-term loans payable - related parties	90,787	136,037
TOTAL LIABILITIES	3,988,701	1,375,118

Stockholders' Equity (Deficit)
Preferred stock: 8,500,000 authorized; $0.0001 par value at December 31, 2018 and 2017 - no shares issued and outstanding	-	-
Common stock: 2,000,000,000 authorized; $0.001 par value at December 31, 2018 and 2017 - 15,022,650 and 11,085,965 shares issued and outstanding, respectively	15,023	11,086
Additional paid in capital	1,054,718	737,429
Accumulated deficit	(2,667,388)	(563,227)
Total Stockholder's Equity (Deficit)	(1,597,647)	185,288
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,391,054	$1,560,406

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Consolidated Statements of Operations

	Year Ended
	December 31,
	2018	2017

Revenues	$13,775,361	$7,514,855
Cost of goods sold	12,582,955	6,896,806
Gross profit	1,192,406	618,049

Operating Expenses
General and administration	1,220,301	692,053
Total operating expenses	1,220,301	692,053

Operating loss	(27,895)	(74,004)

Other income (expense)
Other income	11,642	-
Interest expense	(460,185)	(240,778)
Other expenses	(41,498)	(40,924)
Change in fair value of derivative liabilities	(1,588,567)	-
Gain on settlement of debt	2,342	-
Total other expense	(2,076,266)	(281,702)

Net loss before provision for income taxes	(2,104,161)	(355,706)
Income taxes	-
Net loss	$(2,104,161)	$(355,706)

Basic and dilutive loss per common share	$(0.15)	$(0.03)
Weighted average number of common shares outstanding	13,721,304	11,085,965

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the years ended December 31, 2018 and 2017

			Additional
	Common Stock		Paid in	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total
Balance - December 31, 2016	11,085,965	$ 11,086	$ 737,429	$ -	$ (207,521)	$ 540,994

Net loss	-	-	-	-	(355,706)	(355,706)
Balance - December 31, 2017	11,085,965	$ 11,086	$ 737,429	$ -	$ (563,227)	$ 185,288

Common stock issued	2,665,910	2,666	132,134	-	-	134,800
Debt forgiveness	-	-	45,200	-	-	45,200
Recapitalization	1,175,724	1,176	(77,450)	(8,750)	-	(85,024)
Subscription received	-	-	-	8,750	-	8,750
Common stock issued for services	95,051	95	187,405	-	-	187,500
Capital contribution	-	-	30,000	-	-	30,000
Net loss	-	-	-	-	(2,104,161)	(2,104,161)
Balance - December 31, 2018	15,022,650	$ 15,023	$1,054,718	$ -	$(2,667,388)	$(1,597,647)

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2018		2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,104,161)		$(355,706)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock based compensation	187,500		-
Allowance for doubtful accounts	313,414		-
Depreciation and amortization	20,350		52,301
Amortization of debt discount	55,054		-
Change in fair value of derivative liabilities	1,588,567		-
Gain on settlement of debt	(2,342)		-
Default penalty	8,151		-
Changes in operating assets and liabilities:
Accounts receivable	(1,039,735)		1,810,238
Other current assets	115,073		(54,211)
Due from related party	(258,020)		-
Accounts payable	585,417		(1,888,219)
Other current liabilities	174,181		167,770
Net cash used in operating activities	(356,551)		(267,827)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(426)		-
Disposal of subsidiaries	-
Net cash used in investing activities	(426)		-

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	82		-
Proceeds from loans payable	796,864		686,568
Repayments of loans payable	(830,265)		(458,610)
Proceeds from loans payable - related parties	800		45,250
Repayment of loans payable - related parties	(850)		-
Contribution	30,000		-
Due to related parties	(3,400)		-
Common stock issued	134,800		-
Subscription receivable	8,750		-
Proceeds from convertible notes	201,500		-
Net cash provided by financing activities	338,281		273,208

Net change in cash and cash equivalents	(18,696)		5,381
Cash and cash equivalents, beginning of period	23,266		17,885
Cash and cash equivalents, end of period	$4,570		$23,266
Supplemental cash flow information
Cash paid for interest	$392,074		$218,268
Cash paid for taxes	$-		$-
Non-cash transactions:
Derivative liabilities recognized as debt discount	$201,500		$-
Related party debt forgiveness	$45,200	$

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Operations

iQSTEL Inc. (“iQSTEL”, “we”, “us”, or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2011 under the name of B-Maven Inc. Change its name to PureSnax International, Inc. on September 18, 2015; and more recently change its name to iQSTEL Inc. on August 7, 2018.

The Company has been engaged in the business of telecommunication services as a wholesale carrier of voice and data for other telecom companies around the World with more than 200 active interconnection agreements with mobile companies, fix line companies and other wholesale carriers.

Stock split. Effective May 9, 2018, we effected a 1 for 19,152 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of our common stock in this report on Form 10-K refers to the number of shares of common stock after giving effect to the Reverse Stock Split (unless otherwise indicated).

Membership Interest Purchase Agreements and Reorganization

On June 25, 2018 (the “Effective Date”), iQSTEL entered into a membership purchase agreement with Etelix.com USA, LLC (“Etelix”) and became a 100% subsidiary of iQSTEL.

Pursuant to the terms of the membership interest purchase agreement, iQSTEL issued 13,751,875 shares of its unregistered common stock to the members of Etelix in exchange for their memberships interests in Etelix and as a result of the Purchase Agreements, Etelix became a wholly owned subsidiary of iQSTEL.

The Company entered into certain ancillary agreements (the “Ancillary Agreements”) noted in the Purchase Agreement, consisting of three Conversion Agreements the Company executed with Carmen Cabell, Patrick Gosselin and Mark Engler. The Conversion Agreements converted a portion of the Series A Preferred Stock held by these shareholders into shares of the Company’s common stock, and canceled the balance of the Series A Preferred Stock held by these shareholders. Following the execution of the Conversion Agreements, Mr. Gosselin owned 250,032 shares of common stock and no shares of preferred stock in the Company; Mr. Cabell owned 250,080 shares of common stock and no shares of preferred stock in the Company; and Mr. Engler owned 250,032 shares of common stock and no shares of preferred stock in the Company.

Recapitalization

For financial accounting purposes, this transaction was treated as a reverse acquisition by Etelix, and resulted in a recapitalization with Etelix being the accounting acquirer and iQSTEL as the acquired company. The consummation of this reverse acquisition resulted in a change of control. Accordingly, the historical financial statements prior to the acquisition are those of the accounting acquirer, Etelix and have been prepared to give retroactive effect to the reverse acquisition completed on June 25, 2018, and represent the operations of Etelix. The consolidated financial statements after the acquisition date, June 25, 2018 include the balance sheets of both companies at historical cost, the historical results of Etelix and the results of the Company from the acquisition date. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the recapitalization.

Change in Fiscal Year

On December 3, 2018, our Board of Directors approved a change in our Fiscal Year End from June 30 to December 31. The Company now operates on a fiscal year ending on December 31.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. The Company’s fiscal year end is December 31.

Consolidation Policy

For December 31, 2018, the consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Etelix.com USA, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Prior to June 25, 2018, the financial statements presented are those of Etelix.

Use of Estimates

The preparation of financial statements in conformity with GAAP in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable and Allowance for Uncollectible Accounts

Substantially all of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company reviews its allowance for doubtful accounts daily, past due balances over 60 days and a specified amount are reviewed individually for collectability. Account balances are charged off after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2018 and 2017, the Company had $313,414 and $0, respectively, in valuation allowance for doubtful accounts for the Company’s accounts receivable.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Fixed Assets

Fixed assets, consisting of telecommuting equipment and software, is recorded at cost reduced by accumulated depreciation and amortization. Depreciation and amortization expense is recognized over the assets’ estimated useful lives of 3 years for computers and laptops, 5 years for telecommunications equipment and switches; and 5 years for software using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Net Income (Loss) Per Share of Common Stock

The Company has adopted ASC 260, ”Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the years ended December 31, 2018 and 2017.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables that it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high creditworthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.

During the year ended December 31, 2018 and 2017, 7 customers represented 71% of our revenues and 16 customers represented 61% of our revenues, respectively.

Financial Instruments

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of our financial instruments, including, cash and cash equivalents; accounts receivable; prepaid expenses; accounts payable and other payable and due to related parties approximate their fair values due to the short-term maturities of these financial instruments.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due to related party’s due to their related party nature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carry forward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 12).

Revenue Recognition

The Company recognizes revenue from the sale of products in accordance with ASC 606, “Revenue from Contracts with Customers.” The Company recognizes revenue only when all of the following criteria have been met:

•Identify the contract(s) with a customer

•Identify the performance obligations in the contract

•Determine the transaction price.

•Allocate the transaction price to the performance obligations in the contract.

•Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue related to monthly usage charges and other recurring charges during the period in which the telecommunication services are rendered. Provided that persuasive evidence of a sales arrangement existed, and collection was reasonably assured. Persuasive evidence of a sales arrangement existed upon execution of a written interconnection agreement. The Company’s payment terms vary by clients.

Cost of revenue

Costs of revenue represent direct charges from vendors that the Company incurs to deliver services to its customers. These costs primarily consist of usage charges for calls terminated in vendor’s network.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company does not have significant cash, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In addition, as of December 31, 2018, the Company had a net loss of $2,104,161. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.

During the next year, the Company's foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and marketing expenses. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, the Company has relied upon funds from its stockholders. Management may raise additional capital through future public or private offerings of the Company's stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company's failure to do so could have a material and adverse effect upon its operations and its stockholders.

NOTE 4 – OTHER CURRENT ASSETS

Other current assets at December 31, 2018 and 2017 consist of the following:

	December 31,	December 31,
	2018	2017
Advance payment to suppliers	$11,310	$-
Other receivable	500	124,484
Prepaid expenses	5,093	8,092
Tax receivable	600	-
	$17,503	$132,576

NOTE 5 – FIXED ASSETS, NET

Fixed assets, net at December 31, 2018 and 2017 consist of the following:

	December 31,	December 31,
	2018	2017
Telecommunication equipment	$245,686	$245,260
Telecommunication software	400,903	400,903
Total fixed assets	646,589	646,163
Accumulated depreciation and amortization	(361,482)	(341,132)
Total Fixed assets	$285,107	$305,031

Depreciation expense for the year ended December 31, 2018 and 2017 amounted to $20,350 and $52,301, respectively.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 6 –LOANS PAYABLE

Loans payable at December 31, 2018 and 2017 consist of the following:

	December 31,	December 31,		Interest
	2018	2017	Term	rate
APP Group Inter	$-	$1,390	Note was issued on June 28, 2017 and due on December 17, 2017	32.0%
Complete Business Solutions_2	-	34,438	Note was issued on November 14, 2017 and due in May 3, 2018	28.6%
Advantage Platform Services_3	-	192,130	Note was issued on December 19, 2017 and due on October 18, 2018	31.5%
Complete Business Solutions_3	80,994	-	Note was issued on April 13, 2018 and due on March 9, 2019	33.3%
Green Capital Funding_2	89	-	Note was issued on October 1, 2018 and due on February 27, 2019	31.5%
Unique Funding Solutions_2	9,000	-	Note was issued on October 12, 2018 and due on January 17, 2019	28.6%
Green Note Capital Partner	18,278	-	Note was issued on October 22, 2018 and due on February 22, 2019	28.6%
Queen Funding LLC	17,083	-	Note was issued on November 29, 2018 and due on March 13, 2019	31.5%
Green Capital Funding_3	69,113	-	Note was issued on December 20, 2018 and due on May 15, 2019	31.5%
Total	194,557	227,958
Less: Current portion of loans payable	194,557	227,958
Long-term loans payable	$-	$-

During the year ended December 31, 2018 and 2017, the Company borrowed $796,864 and $686,568, respectively, and repaid the principal amount of $830,265 and $458,610 and interest expense of $392,075 and $218,268, respectively.

NOTE 7 – OTHER CURRENT LIABILITIES

Other current liabilities at December 31, 2018 and 2017 consist of the following:

	December 31,	December 31,
	2018	2017
Accrued liabilities	$361,779	$118,152
Accrued expenses - related party	-	-
Credit card	14,647	-
Accrued interest	4,905	-
Salary payable - management	55,431	-
Salary payable	-	137,348
Other payable	-	7,081
	$436,762	$262,581

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 8 - CONVERTIBLE LOANS

At December 31, 2018 and 2017, convertible loans consisted of the following:

	December 31,	December 31,
	2018	2017
July 16, 2018 Note	$25,000	$-
August 16, 2018 Note	55,130	-
October 1, 2018 Note	33,021	-
December 4, 2018 Note	78,750
December 5, 2018 Note	30,000
Total convertible notes payable	221,901	-
Less: Unamortized debt discount	(158,696)	-
Total convertible notes	63,205	-

Less: current portion of convertible notes	-	-
Long-term convertible notes	$63,205	$-

During the year ended December 31, 2018 and 2017, the Company recorded interest expense of $4,906 and recognized amortization of discount, included in interest expense, of $55,054 and $0, respectively.

Notes in Default

Certain convertible notes held by the company were in default. During the period ended December 31, 2018, the Company did not maintain the covenant requiring the Company to be current with all financial filings. As a result of the breach, the company recorded a penalty of $8,151 as principal amount.

Promissory Notes - Issued in fiscal year 2018

During the year ended December 31, 2018, the Company issued a total of $213,750 notes with the following terms:

•Terms ranging from 9 months to 12 months.

•Annual interest rates ranging from of 10% to 12%.

•Convertible at the option of the holders at issuance.

•Conversion prices are typically based on the discounted (50% discount) lowest trading prices of the Company’s shares during various periods prior to conversion.

Certain notes allow the Company to redeem the notes at rates ranging from 130% to 150% depending on the redemption date provided that no redemption is allowed after the 180th day. Likewise, the notes include financing costs totaling to $12,250 and the Company received cash of $201,500.

Derivative liabilities

The Company determined that the conversion option in the note met the definition of a liability in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock. The Company will bifurcate the embedded conversion option in the note once the note becomes convertible and account for it as a derivative liability.

The Company valued the conversion features using the Black Scholes valuation model. The fair value of the derivative liability for all the note and warrants that became convertible for the year ended December 31, 2018 amounted to $896,593. $201,500 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $695,093 was recognized as a “day 1” derivative loss.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 9 – DERIVATIVE LIABILITY

The Company analyzed the conversion option for derivative accounting consideration under ASC 815, Derivatives and Hedging, and hedging, and determined that the instrument should be classified as a liability since the conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

Fair Value Assumptions Used in Accounting for Derivative Liabilities.

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of December 31, 2018. The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each convertible note is estimated using the Black-Scholes valuation model.

For the year ended December 31, 2018, the estimated fair values of the liabilities measured on a recurring basis are as follows:

Year ended
December 31, 2018
Expected term	0.37 - 1.00 years
Expected average volatility	405% - 528%
Expected dividend yield	-
Risk-free interest rate	2.24 - 2.71%

The following table summarizes the changes in the derivative liabilities during the year ended December 31, 2018:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance – December 31, 2017	$-

Addition of new derivatives recognized as debt discounts	201,500
Addition of new derivatives recognized as loss on derivatives	695,093
Gain on change in fair value of the derivative	893,474
Balance - December 31, 2018	$1,790,067

The following table summarizes the loss on derivative liability included in the income statement for the year ended December 31, 2018 and 2017, respectively.

	Year ended
	December 31,
	2018	2017
Addition of new derivatives recognized as loss on derivatives	$695,093	$-
Gain on change in fair value of the derivative	893,474	-
	$1,588,567	$-

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 10 – SHAREHOLDERS’ EQUITY

The Company’s authorized capital consists of 2,000,000,000 shares of common stock with a par value of $0.001 per share and 8,500,000 shares of preferred stock with a par value of $0.001 per share as of December 31, 2018.

On August 7, 2018, our board of directors and a majority of our shareholders approved an amendment to our Articles of Incorporation for the purpose of decreasing our authorized common stock to 100,000,000 shares, par value $0.001 per share, and cancelling our authorized preferred stock.

Common Stock

On June 25, 2018, pursuant to the Membership Interest Purchase Agreement (see Note 1), the Company issued 13,751,875 shares of common stock to the members of Etelix.com USA LLC in exchange for the Etelix.com USA LLC membership interest. As a result of the reverse acquisition accounting, these shares issued to the former members of Etelix.com USA LLC are treated as being outstanding from the date of issuance of the Etelix.com USA LLC membership.

The 13,751,875 shares of common stock consisted of the following;

•11,085,965 shares of common stock were outstanding as of December 31, 2016 (Etelix.com USA LLC)

•During the period ended June 25, 2018 and the year ended December 31, 2017, the Company issued 2,665,910 and 0 shares of common stock for $134,800 and $0, respectively.

During the year ended December 31, 2018, the Company issued as follows,

•75,000 shares valued at $150,000 for the legal services related to the acquisition of Etelix USA LLC.

•20,051 shares valued at $37,500 for the consulting services.

As of December 31, 2018 and 2017, 15,022,650 and 11,085,965 shares of common stock were issued and outstanding, respectively.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 11 – PROVISION FOR INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of December 31, 2018 and 2017, are as follows:

	December 31,	December 31,
	2018	2017
Net Operating loss carryforward	$1,078,821	$563,227
Effective tax rate	21%	35%
Deferred tax asset	226,552	197,129
Effect of change in the statutory rate	0	(78,852)
Less: valuation allowance	(226,552)	(118,277)
Net deferred tax asset	$-	$-

As of December 31, 2018, utilization of the NOL carry forwards, which will begin to expire between 2031 and 2038, of approximately $342,000 for federal income tax reporting purposes, may be subject to an annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). These ownership changes may limit the amount of the NOL carry forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

Tax returns for the years ended 2012 through 2018 are subject to review by the tax authorities.

NOTE 12 - RELATED PARTY TRANSACTIONS

Loans payable – related parties

	December 31,	December 31,		Interest
	2018	2017	Term	rate
Alonso Van Der Biest	$80,200	$80,200	Note was issued on June 12, 2015 and due in June 11, 2019	16.5%
Alvaro Quintana	10,587	10,837	Note was issue on September 30, 2016 and due in September 29, 2019	0%
Leandro Iglesias	-	45,000	Due on demand	0%
Total	90,787	136,037
Less: Current portion of loans payable	-	-
Long-term loans payable	$90,787	$136,037

During the year ended December 31, 2018, the Company recorded debt forgiveness of $45,200 as additional paid in capital.

Due from related party

As of December 31, 2018 and 2017, the Company had due from related parties of $258,020 and $0, respectively. The loans are unsecured, non-interest bearing and due on demand.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 12 - RELATED PARTY TRANSACTIONS (CONTINUED)

Due to related parties

As of December 31, 2018 and 2017, the Company had due to related parties of $23,193 and $0, respectively. The loans are unsecured, non-interest bearing and due on demand.

Employment agreements

On June 25, 2018, the Company entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the Company’s Board of Directors with an annual salary of $54,000; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $54,000; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $30,000. The Employment Agreements have a term of 36 months, are renewable automatically for 24 month periods, unless the Company gives written notice at least 90 days prior to termination of the initial 36 month term. The Company shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, the Company shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years.

As at December 31, 2018 and 2017, the Company recorded and accrued management salaries of $69,000 and $0, respectively.

NOTE 13 - SUBSEQUENT EVENTS

Subsequent to December 31, 2018 and through the date that these financials were made available, the Company had the following subsequent events:

On January 15, 2019, we issued a convertible note in the principal amount of $105,000. The convertible note has a term of twelve months, accrues interest at 12% annually and the balance outstanding thereunder is convertible into the Company’s common stock at a price equal to 50% multiplied by the lowest trading price during the previous twenty days period ending on the latest complete trading day prior to the conversion date.

On February 22, 2019, we issued three convertible notes in the principal amount of $38,500. The convertible notes have a term of nine months, accrues interest at 8% annually and the balance outstanding thereunder is convertible into the Company’s common stock at a price equal the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty days before the issue date of this Note and (ii) 50% multiplied by the lowest trading price for the common stock during the twenty days period ending on the latest complete trading day prior to the conversion date.

On February 22, 2019, we issued a convertible note in the principal amount of $55,000. The convertible note has a term of nine months, accrues interest at 8% annually and the balance outstanding thereunder is convertible into the Company’s common stock at a price equal the lesser of (i) 50% multiplied by the lowest trading price during the previous twenty days before the issue date of this Note and (ii) 50% multiplied by the lowest trading price for the common stock during the twenty days period ending on the latest complete trading day prior to the conversion date.

On March 01, 2019, we issued a convertible note in the principal amount of $53,000. The convertible note has a term of twelve months, accrues interest at 12% annually and the balance outstanding thereunder is convertible into the Company’s common stock at a price equal to 61% multiplied by the lowest trading price during the previous twenty days period ending on the latest complete trading day prior to the conversion date.

On March 12, 2019, we issued a convertible note in the principal amount of $120,000. The convertible note has a term of twelve months, accrues interest at 10% annually and the balance outstanding thereunder is convertible into the Company’s common stock at a price equal to 50% multiplied by the lowest trading price during the previous twenty five days period ending on the latest complete trading day prior to the conversion date.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2018 and 2017

NOTE 13 - SUBSEQUENT EVENTS (CONTINUED)

On March 20, 2019, we issued a convertible note in the principal amount of $1,120,000 with a first tranche of $282,000. Each tranche of the convertible note has a term of six months, accrues interest at 12% annually and the balance outstanding thereunder is convertible into the Company’s common stock at a price equal the lesser of (i) 50% multiplied by the lowest trading price during the previous thirty days before the issue date of this Note and (ii) 50% multiplied by the lowest trading price for the common stock during the thirty days period ending on the latest complete trading day prior to the conversion date.

On March 27, 2019 company redeemed three convertible promissory notes, corresponding to the ones issued on July 16, 2018; August 16, 2018 and October 1st, 2018. The amounts paid were $34,747.92; $90,093.20 and $48,510.00 respectively.

PART III

EXHIBITS TO OFFERING STATEMENT

Exhibit No.	Description
Exhibit 2.1	Membership Interest Purchase Agreement (1)
Exhibit 3.1	Articles of Incorporation of the Registrant (2)
Exhibit 3.2	Bylaws of the Registrant (2)
Exhibit 3.3	Certificate of Amendment (3)
Exhibit 10.1	Termination Agreement (4)
Exhibit 10.2	International Distribution Agreement (4)
Exhibit 10.3	Stock Purchase Agreement (5)
Exhibit 10.4	Trademark License Agreement (6)
Exhibit 10.5	EMA Convertible Note (7)
Exhibit 10.6	Typenex Convertible Note (7)
Exhibit 10.7	Pinz Convertible Note (7)
Exhibit 10.8	Mastoris Subscription Agreement (7)
Exhibit 10.9	Principe Subscription Agreement (7)
Exhibit 10.10	Kamen Subscription Agreement (7)
Exhibit 10.11	Conversion Agreement with Carmen Cabell (8)
Exhibit 10.12	Conversion Agreement with Patrick Gosselin (8)
Exhibit 10.13	Conversion Agreement with Mark Engler (8)
Exhibit 10.14	Employment Agreement with Leandro Iglesias (9)
Exhibit 10.15	Employment Agreement with Alvaro Quintana Cardona (9)
Exhibit 10.16	Employment Agreement with Juan Carlos Lopez Silva (9)
Exhibit 11.1	Consent of Boyle CPA, LLC
Exhibit 12.1	Opinion of The Doney Law Firm with consent to use
Exhibit 13.1	Form of Subscription Agreement

1. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 28, 2018.

2. Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the US Securities and Exchange Commission on August 18, 2011.

3. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 31, 2018.

4. Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the US Securities and Exchange Commission on April 6, 2012.

5. Incorporated by reference to the Company’s Form 10-K filed with the US Securities and Exchange Commission on October 3, 2013.

6. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 13, 2015.

7. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 17, 2016.

8. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 28, 2018.

9. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on May 6, 2019.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on May 31, 2019.

iQSTEL Inc.

By:	/s/ Leandro Iglesias
Leandro Iglesias
Title:	Chief Executive Officer, Principal Executive Officer

By:	/s/ Alvaro Quintana Cardona
Alvaro Quintana Cardona
Title:	Chief Operating Officer, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

This Offering Circular has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Leandro Iglesias
Leandro Iglesias Chief Executive Officer, Principal Executive Officer
May 31, 2019

By:	/s/ Alvaro Quintana Cardona
Alvaro Quintana Cardona
Title:	Chief Operating Officer, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
Date:	May 31, 2019

By:	/s/ Oscar Brito
Oscar Brito
Title:	Director
Date:	May 31, 2019